Exhibit 99.1
BURGER KING ANNOUNCES SECONDARY OFFERING
MIAMI—(BUSINESS WIRE)—Nov. 5, 2007—Burger King Holdings Inc. (NYSE:BKC) announced today that the private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Funds (the “selling stockholders”) intend to initially offer 23 million shares of Burger King common stock in an underwritten offering. In addition, the private equity funds intend to grant the underwriters an option to purchase up to an additional 3.45 million shares to cover over-allotments. Burger King will not sell any shares in the offering.
The selling stockholders currently own approximately 79 million shares of Burger King common stock, or approximately 58 percent of the outstanding shares. Following completion of the anticipated offering, the selling stockholders will own approximately 41 percent of the company’s common stock, or approximately 38 percent if the underwriters exercise the over-allotment option in full.
Goldman, Sachs & Co., J.P. Morgan Securities Inc and Morgan Stanley & Co. Inc. will act as joint book-running managers for the offering.
Burger King Holdings Inc. may file a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to the offering and any other documents the company has filed with the SEC for more information about the company and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov .. Alternatively, the company will arrange to send you the prospectus and prospectus supplement after filing if you request it by calling (305) 378-7696 or by emailing BKC Investor Relations at Investor@whopper.com.
About Burger King Holdings Inc.
The BURGER KING(R) system operates more than 11,200 restaurants in all 50 states and more than 69 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING(R) restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.
CONTACT: Burger King Corporation, Miami
BKC Media Relations
Keva Silversmith, 305-378-7277
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com